Exhibit 10.11

THE CHUBB CORPORATION
LONG-TERM STOCK INCENTIVE PLAN
FOR NON-EMPLOYEE DIRECTORS (2004)

PERFORMANCE SHARE AWARD AGREEMENT

This PERFORMANCE SHARE AWARD AGREEMENT, dated as of April 24, 2007, is by and between The Chubb Corporation (the “Corporation”) and                                  (the “Participant”), pursuant to The Chubb Corporation Long-Term Stock Incentive Plan Non-Employee Directors (2004) (the “Plan”).  Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.  If any provision of this Agreement conflicts with any provision of the Plan (as either may be interpreted from time to time by the Committee), the Plan shall control.

WHEREAS, pursuant to the provisions of the Plan, the Participant has been granted Performance Shares; and

WHEREAS, the Participant and the Corporation desire to enter into this Agreement to evidence and confirm the grant of such Performance Shares on the terms and conditions set forth herein.

NOW THEREFORE, the Participant and the Corporation agree as follows:

1.     Grant of Performance Shares.  Pursuant to the provisions of the Plan, the Corporation on the date set forth above (the “Grant Date”) has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein and in the Plan, of an Award of                         Performance Shares (the “Award”).

2.     Payment of Earned Performance Shares.

(a)           Settlement of Performance Shares.  Subject to the provisions of this Section 2 and Section 3(e), the Payment Value of each Performance Share covered by the Award which the Committee determines, in writing, to be earned pursuant to Section 3 shall be paid by the Corporation as soon as administratively practicable after (but no later than 2½ months after the calendar year end coincident with) the end of the Performance Cycle described in Section 3(a).  Payments hereunder shall be made in cash, shares of Stock, or a combination thereof, as determined by the Committee in its sole discretion.

(b)           Voluntary Deferral.  Notwithstanding the provisions of Section 2(a), the Participant may elect, by election filed with the Corporation (and on a form acceptable to the Committee) not later than June 30, 2009 and subject to such terms and conditions as the Committee may specify, to have any payment that may become due in respect of Performance Shares covered by the Award deferred until such later time as shall be specified in such election.

3.     Vesting Criteria Applicable to Performance Shares.

(a)           Performance Cycle.  The Performance Cycle for this Award shall commence on January 1, 2007, and shall end on December 31, 2009.

(b)           Performance Goal.  The Performance Goal for the Performance Cycle is the total return per share of Stock to the Corporation’s shareholders, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in Stock), during the Performance Cycle in comparison to the total return per share of stock, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in stock) achieved by the companies (i) which are in the Standard & Poors 500 Index (the “S&P 500”) on the date the Performance Cycle begins and (ii) which continue to file public reports pursuant to the Act for the entirety of the Performance Cycle (such companies, the “Comparison Companies”).  For the avoidance of doubt, a company included in the S&P 500 on the date the Performance Cycle commences that is not included in the S&P 500 at the conclusion of the Performance Cycle will be a Comparison Company as long as it files public reports pursuant to the Act for the entire Performance Cycle (and any company first included in the S&P 500 after the start of the Performance Cycle will not be a Comparison Company).

(c)           Comparison of Total Shareholder Return.  Except as provided in Section 4, the Performance Shares covered by the Award shall be deemed earned based on where the Corporation’s total shareholder return during the Performance Cycle ranks in relation to the total shareholder returns of the Comparison Companies during such period.  For purposes of calculating the total shareholder return of the Corporation and the Comparison Companies during the Performance Cycle, the value of each such company’s stock at the beginning and end of the Performance Cycle shall be established based on the average of the averages of the high and low trading prices of the applicable stock on the principal exchange on which the stock trades for the 15 trading days occurring immediately prior to the beginning or end of the Performance Cycle, as the case may be.  Such averages for each such company (including the Corporation) shall be referred to herein as the “Beginning Average Value” and the “Ending Average Value.”  As soon as practicable after the completion of the Performance Cycle, the total shareholder returns of the Comparison Companies will be calculated and ranked from highest to lowest.  The Corporation’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies.  In calculating the total shareholder return with respect to either the Corporation or any of the Comparison Companies, the Committee shall make or shall cause to be made such appropriate adjustments to the calculation of total shareholder return for such entity (including, without limitation, adjusting the Beginning Average Value) as shall be necessary or appropriate to avoid an artificial increase or decrease in such return as a result of a stock split (including a reverse stock split), recapitalization or other similar event affecting the capital structure of such entity that does not involve the issuance of the entity’s securities in exchange for money, property or other consideration.

(d)           Percentage of Performance Shares Earned.  The extent to which Performance Shares shall become earned shall be determined according to the following schedule:

Relative Performance Level Percentile	Percent of Performance Shares Earned
85th or higher	200%
50th	100%
25th	50%
Under 25th	0%

To the extent that the Corporation’s total shareholder return ranks in a percentile between the 25th and the 50th percentile, or between the 50th and the 85th percentile, of comparative performance, then the number of Performance Shares earned shall be determined by multiplying the relative percentile of comparative performance achieved by the Corporation by two (e.g., if the Corporation’s total shareholder return would have placed in the 40th percentile, then 80% of the Performance Shares covered by the Award become earned; if the Corporation’s total shareholder return would have placed in the 75th percentile, then 150% of the Performance Shares covered by the Award become earned).

(e)           Termination of Service on the Board of Directors.  The Participant’s cessation of services as a member of the Board of Directors for any reason shall have no effect on the rights and entitlements of the Participant to receive payment in respect of the Performance Shares; provided, however, that if the Participant’s service on the Board of Directors is terminated for cause, as determined by the Committee (or if the Committee determines that the Participant resigned from the Board of Directors in anticipation of being removed for cause), then the Participant shall forfeit any and all rights in respect of the Performance Shares covered by the Award and such Performance Shares shall be immediately forfeited and cancelled without further action by the Corporation or the Participant as of the date of such termination of service.

4.     Change in Control.  Notwithstanding anything in Section 2 or 3 to the contrary, in the event a Change in Control occurs, Performance Shares covered by the Award not previously forfeited pursuant to Section 3 shall be treated in accordance with Section 9 of the Plan.

5.     Adjustment in Capitalization.  In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of the number and kind of Performance Shares subject to this Award and/or, if deemed appropriate, make provision for a cash payment to the person holding this Award, provided, however, that, unless the Committee determines otherwise, the number of Performance Shares subject to this Award shall always be a whole number.

6.     Restrictions on Transfer.  Performance Shares may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution or (ii) to a Permitted Transferee (as defined in Section 11(a) of the Plan) with the permission of, and subject to such conditions as may be imposed by, the Committee.

7.     No Rights as a Shareholder.  Until shares of Stock are issued, if at all, in satisfaction of the Corporation’s obligations under this Award, in the time and manner specified in Section 2 or 4, the Participant shall have no rights as a shareholder.

8.     Notice.  Any notice given hereunder to the Corporation shall be addressed to The Chubb Corporation, Attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of the Corporation.

9.     Governing Law.  The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).

10.   Signature in Counterpart.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

11.   Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Corporation and the Participant and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Corporation or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

12.   Amendment.  This Agreement may not be altered, modified, or amended except by a written instrument signed by the Corporation and the Participant.  Notwithstanding the foregoing sentence, to the extent determined necessary or advisable by the Committee in its sole discretion, the Agreement shall be interpreted to the extent possible to comply with the provisions of Section 409A of the Code (or, if applicable, to avoid application of such Code section).  Participant hereby consents to any amendments to this Agreement that the Committee, in its sole discretion, determines are necessary or advisable to comply with the provisions of Section 409A of the Code (or, if applicable, to avoid application of such Code section).  Adjustments made pursuant to this Section 12 shall, to the extent determined necessary or advisable in the sole discretion of the Committee, be made in compliance with the requirements of Section 409A of the Code (or, if applicable, to avoid application of such Code section).  As soon as is administratively practicable following the date of any such amendments, the Corporation shall notify the Participant of any amendments to this Agreement made pursuant to this Section 12 in order to comply with Section 409A of the Code (or, if applicable, to avoid application of such Code section); provided, however, that failure to provide such notice shall not invalidate or otherwise impair the enforceability of such amendments.  For purposes of this Section 12, Section 409A of the Code refers to such Code section as well as to any successor or companion provisions thereto and any regulations promulgated thereunder.

13.   Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Participant have executed this Agreement in duplicate as of the day and year first above written.

THE CHUBB CORPORATION

By:
Secretary

By:
Participant